                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ___________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                  TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)/1/



                                Therma-Wave, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   88343A 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)





                                   __________


                               Page 1 of 14 Pages

_____________
    /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------                      --------------------------
  CUSIP No.  88343A 10 8              13G             Page 2 of 14 Pages
           -----------------                               -    --
------------------------------                      --------------------------

==============================================================================
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

      BAIN CAPITAL FUND V, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      None
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
==============================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                      --------------------------
  CUSIP No.  88343A 10 8              13G             Page 3 of 14 Pages
           -----------------                               -    --
------------------------------                      --------------------------

==============================================================================
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

      BAIN CAPITAL FUND V-B, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      None
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
==============================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                      --------------------------
  CUSIP No.  88343A 10 8              13G             Page 4 of 14 Pages
           -----------------                               -    --
------------------------------                      --------------------------

==============================================================================
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

      BAIN CAPITAL PARTNERS V, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      None
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
==============================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                      --------------------------
  CUSIP No.  88343A 10 8              13G             Page 5 of 14 Pages
           -----------------                               -    --
------------------------------                      --------------------------

==============================================================================
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

      BAIN CAPITAL INVESTORS, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      None
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
==============================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                      --------------------------
  CUSIP No.  88343A 10 8              13G             Page 6 of 14 Pages
           -----------------                               -    --
------------------------------                      --------------------------

==============================================================================
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

      BCIP ASSOCIATES
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      None
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
==============================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                      --------------------------
  CUSIP No.  88343A 10 8              13G             Page 7 of 14 Pages
           -----------------                               -    --
------------------------------                      --------------------------

==============================================================================
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

      BCIP TRUST ASSOCIATES, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      None
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
==============================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

Item 1(a).        Name of Issuer:

                  Therma-Wave, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  1250 Reliance Way
                  Fremont, California  94539

Item 2(a).        Name of Person Filing:

                           This Amendment No. 1 to Schedule 13G is being jointly
                  filed by each of the following persons pursuant to Rule 13d-(1)(f) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Act"): (i) Bain Capital Fund V, L.P. ("BCF-V"), a Delaware limited partnership, by virtue of its direct beneficial ownership of shares of common stock, par value $.01 per share (the "Common Stock"), of Therma-Wave, Inc., a Delaware corporation (the "Company"); (ii) Bain Capital Fund V-B, L.P. ("BCF-V-B"), a Delaware limited partnership, by virtue of its direct beneficial ownership of shares of Common Stock; (iii) Bain Capital Partners V, L.P. ("BCP"), a Delaware limited partnership, as the sole general partner of BCF-V and BCF-V-B; (iv) Bain Capital Investors, LLC ("BCI"), a Delaware limited liability company (and successor to Bain Capital Investors V, Inc.), as the sole general partner of BCP; (v) BCIP Associates ("BCIP"), a Delaware general partnership, by virtue of its direct beneficial ownership of shares of Common Stock; and (vi) BCIP Trust Associates, L.P. ("BCIPT"), a Delaware limited partnership, by virtue of its direct beneficial ownership of shares of Common Stock. BCF-IV, BCF-IV-B, BCIP and BCIPT are hereinafter collectively referred to as the "Funds," and together with BCP and BCI are hereinafter collectively referred to as the "Reporting Persons."

                           The Reporting Persons have entered into a Joint
                  Filing Agreement, dated February 11, 2002, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(f)(1) under the Act.

                           Under BCF-V's and BCF-V-B's partnership agreements,
                  BCF-V and BCF-V-B are generally required to acquire and dispose of an issuer's

                              Page 8 of 14 Pages
                  securities on the same terms and conditions and dispose of an issuer's securities in the same proportions. Because of these relationships, the Reporting Persons may be deemed to constitute a "group" for purposes of Section 13(d)(3) of the Act. The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this
                  Schedule 13G.

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                           The address of the principal business office of each
                  of the Reporting Persons is c/o Bain Capital, Inc., 111 Huntington Avenue, Boston, Massachusetts 02199.

Item 2(c).        Citizenship:

                           Each of the Funds, BCIPT and BCP are partnerships
                  organized under the laws of the State of Delaware; BCI is a limited liability company organized under the laws of the State of Delaware.

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $.01 per share.

Item 2(e).        CUSIP No.:

                  88343A 10 8.

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                  Not Applicable.

Item 4.           Ownership:

                  (a)-(c). Each Reporting Person named in response to Item 2 hereof, as of December 31, 2001, did not beneficially own any shares of Common Stock.

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                              Page 9 of 14 Pages

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person.

                  See response to Item 4.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item10.           Certifications.

                  Not Applicable.


                              Page 10 of 14 Pages

                                    SIGNATURE

                  After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2002

                                           BAIN CAPITAL FUND V, L.P.

                                           By:  BAIN CAPITAL PARTNERS V, L.P.
                                           Its: General Partner

                                           By:  Bain Capital Investors, LLC

                                           Its: General Partner

                                           By: /s/ Josh Bekenstein
                                               ---------------------------------
                                               A Managing Director


                                           BAIN CAPITAL FUND V-B, L.P.

                                           By:  BAIN CAPITAL PARTNERS V, L.P.
                                           Its: General Partner

                                           By:  Bain Capital Investors, LLC
                                           Its: General Partner

                                           By: /s/ Josh Bekenstein
                                               ---------------------------------
                                               A Managing Director

                                           BAIN CAPITAL PARTNERS V, L.P.

                                           By:  Bain Capital Investors, LLC
                                           Its: General Partner

                                           By: /s/ Josh Bekenstein
                                               ---------------------------------
                                               A Managing Director

                              Page 11 of 14 Pages

                                           BAIN CAPITAL INVESTORS, LLC


                                           By: /s/ Josh Bekenstein
                                               ---------------------------------
                                                  A Managing Director


                                           BCIP ASSOCIATES


                                          By: /s/ Josh Bekenstein
                                              ----------------------------------
                                                  A General Partner


                                           BCIP TRUST ASSOCIATES, L.P.


                                          By: /s/ Josh Bekenstein
                                              ----------------------------------
                                                  A General Partner

                              Page 12 of 14 Pages

                                                                       Exhibit A
                                                                       ---------

                     AGREEMENT REGARDING THE JOINT FILING OF
                                  SCHEDULE 13G

                              ---------------------


The undersigned hereby agree as follows:

          (i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

          (ii) Each of them is responsible for the timely filing of such
Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: February 12, 2002                       BAIN CAPITAL FUND V, L.P.

                                              By:  BAIN CAPITAL PARTNERS V, L.P.
                                              Its: General Partner

                                              By:  Bain Capital Investors, LLC
                                              Its: General Partner

                                              By: /s/ Josh Bekenstein
                                                  ------------------------------
                                                   A Managing Director

                              Page 13 of 14 Pages

                                         BAIN CAPITAL FUND V-B, L.P.

                                         By:  BAIN CAPITAL PARTNERS V, L.P.
                                         Its: General Partner

                                         By:  Bain Capital Investors, LLC
                                         Its: General Partner

                                         By: /s/ Josh Bekenstein
                                             -----------------------------------
                                             A Managing Director


                                         BAIN CAPITAL PARTNERS V, L.P.

                                         By:  Bain Capital Investors, LLC
                                         Its: General Partner

                                         By: /s/ Josh Bekenstein
                                             -----------------------------------
                                             A Managing Director


                                         BAIN CAPITAL INVESTORS, LLC

                                         By: /s/ Josh Bekenstein
                                             -----------------------------------
                                             A Managing Director

                                         BCIP ASSOCIATES


                                         By: /s/ Josh Bekenstein
                                             -----------------------------------
                                             A General Partner


                                         BCIP TRUST ASSOCIATES, L.P.


                                         By: /s/ Josh Bekenstein
                                             -----------------------------------
                                             A General Partner

                              Page 14 of 14 Pages